As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-

UNITED STATES.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTELLIUM N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tupolevlaan 41-61,

1119 NW Schiphol-Rijk

The Netherlands

(Address of principal executive offices) (Zip Code)

Constellium 2013 Equity Incentive Plan

(Full title of the Plan)

Corporation Service Company

80 State Street

Albany, NY 12207-2543

(Name and address of agent for service)

(518) 433-4740

(Telephone number, including area code, of agent for service)

Copies to:

Jeremy Leach	Andrew J. Nussbaum
Vice President and Group General Counsel	Karessa L. Cain
Constellium N.V.	Wachtell, Lipton, Rosen & Katz
Tupolevlaan 41-61	51 West 52nd Street
1119 NW Schiphol-Rijk	New York, NY 10019
The Netherlands

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, nominal value €0.02, to be issued under the Constellium 2013 Equity Incentive Plan	5,292,291	$17.39	$92,032,940(2)	$11,853.84

(1)	The number of shares represents the estimated maximum number issuable under the Constellium N.V. 2013 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee on the basis of the average of the high and low selling price per share of the ordinary shares of Constellium N.V., as reported by the NYSE on October 21, 2013.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (this “Registration Statement”) is to register an aggregate of 5,292,291 shares of Constellium N.V. (“we,” “our,” “us,” “Constellium,” the “Registrant” or the “Company”) ordinary shares, nominal value €0.02 per share (the “Ordinary Shares”), that may be offered pursuant to the Constellium N.V. 2013 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:

1.	The Company’s final prospectus dated May 23, 2013 and filed with the Commission on May 23, 2013 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s registration statement on Form F-1 (File No. 333-188556);

2.	The Company’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended since the end of the fiscal year covered by the document listed in the first item above; and

3.	The description of the Ordinary Shares, set forth in the Company’s Registration Statement on Form F-1 filed October 23, 2013 (Commission File Number 333-191863) and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Amended and Restated Articles of Association provide that the Company will indemnify its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to the Company’s best interests. The Company maintains insurance on behalf of its directors and officers to insure them against such liabilities, expenses and claims.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on October 25, 2013.

Constellium N.V.
(Registrant)

By:	/s/ Pierre Vareille
Name:	Pierre Vareille
Title:	Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Pierre Vareille, Didier Fontaine and Jeremy Leach, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Pierre Vareille Pierre Vareille	Chief Executive Officer (Principal Executive Officer)	October 25, 2013

/s/ Didier Fontaine Didier Fontaine	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2013

/s/ Richard B. Evans Richard B. Evans	Chairman	October 25, 2013

/s/ Pierre Vareille Pierre Vareille	Director	October 25, 2013

/s/ Bret Clayton Bret Clayton	Director	October 25, 2013

/s/ Guy Maugis Guy Maugis	Director	October 25, 2013

/s/ Matthew H. Nord Matthew H. Nord	Director	October 25, 2013

/s/ Gareth N. Turner Gareth N. Turner	Director	October 25, 2013

/s/ Philippe Guillemot Philippe Guillemot	Director	October 25, 2013

/s/ Pieter Oosthoek Pieter Oosthoek	Director	October 25, 2013

/s/ Werner P. Paschke Werner P. Paschke	Director	October 25, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act the undersigned has caused this Registration Statement to be signed solely in the capacity as the duly authorized representative of Constellium N.V. in the United States on October 25, 2013.

Constellium Holdings I, LLC

By:	/s/ Yves Monette
Name:	Yves Monette
Title:	Finance Manager & Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of Constellium N.V. (incorporated herein by reference to exhibit 3.1 to the Company’s Form F-1 Registration Statement Amendment No. 3 (Registration No. 333-188556), filed on May 21, 2013)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers Audit S.A., Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

99.1	Constellium N.V. 2013 Equity Incentive Plan (incorporated herein by reference to exhibit 10.13 to the Company’s Form F-1 Registration Statement (Registration No. 333-191863), filed on October 23, 2013)